Exhibit 2.1

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

TOYOTA MOTOR CORPORATION

Established: November 28, 1951

As last amended on June 16, 2021

CHAPTER I.

GENERAL PROVISIONS

Article 1. (Purpose)

1.

Matters relating to the handling of shares and stock acquisition rights (including the procedures relating to the exercise of shareholders’ rights) of Toyota Motor Corporation (the “Company”) under the Articles of Incorporation of the Company, shall be governed by provisions of these share handling regulations (these “Regulations”), in addition to the provisions set forth by Japan Securities Depositary Center, Inc. (“JASDEC”), the book-entry transfer institution, and account management institutions such as securities companies and trust banks (each referred to as the “Securities Company”).

2.

Matters relating to the handling of special accounts opened in accordance with agreements executed between the Company and a trust bank designated by the Company, and the fees in connection with such special accounts shall be governed by these Regulations, in addition to the provisions set forth by the trust bank.

Article 2. (Transfer Agent and its Handling Office)

The transfer agent (the “Transfer Agent”) of the Company and its handling office shall be as follows:

Transfer Agent:

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling office:

Mitsubishi UFJ Trust and Banking Corporation,

Corporate Agency Division

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Article 3. (Request or Notification)

1.

Any request or notification with respect to the matters provided for in these Regulations shall be made in a written format designated by the Company. However, the foregoing shall not apply if such request or notification is submitted through the Securities Company and JASDEC, or as provided for in Article 17, Paragraph 1.

2.

Should any request or notification as set forth in the preceding paragraph be submitted by the shareholder through the Securities Company and JASDEC, or through the Securities Company, it may be deemed that such request or notification has been made by such shareholder.

3.

The Company may request the person who submitted the request or notification as stipulated in Paragraph 1 of this article to the Company, to submit materials certifying that the person is a shareholder of the Company or an agent of a shareholder of the Company.

4.

In the event that the Company requests a person to submit materials as described in the preceding paragraph, the Company shall not process such request or notification unless such material is submitted.

Article 4. (Agent)

Should the procedure mentioned in Paragraph 1 of the preceding article be taken by an agent, such agent shall submit a documentation evidencing his/her power of representation. In addition, if the consent of curator or assistant is required for the procedure mentioned in Paragraph 1 of the preceding article, the shareholder shall submit a documentation evidencing such consent.

Article 5. (Certification Document and Guarantor)

If the Company deems it necessary in connection with the procedure mentioned in Article 3, Paragraph 1, the Company may require, in addition to those provided for in these Regulations, such certification document or such guarantor as the Company may deem appropriate.

CHAPTER II.

ENTRY OR RECORDING, ETC. IN THE REGISTER OF SHAREHOLDERS

Article 6. (Entry or Recording in the Register of Shareholders)

1.

The Company shall enter or record items in the register of shareholders (the “Register of Shareholders”) in accordance with the general shareholders notification (sou kabunushi tsuchi) received from JASDEC.

2.

If the Company receives notification regarding changes in address or other matters indicated in the Register of Shareholders of a person who is entered or recorded in the Register of Shareholders (the “Shareholder”), the Company shall revise the Register of Shareholders in accordance with such notification.

3.

In addition to Paragraphs 1 and 2 of this article, the Company shall enter or record, in the Register of Shareholders, the issuance of new shares and such other matters provided for in laws and regulations.

Article 7. (Letters, Symbols, etc. to be Used in the Register of Shareholders)

Entries in the Register of Shareholders shall be made using the letters and symbols specified by JASDEC.

CHAPTER III.

NOTIFICATION OF VARIOUS MATTERS

Article 8. (Notification of Shareholder’s Name/Corporate Name and Address, etc.)

1.

A Shareholder shall file a notification of name/corporate name and address; provided, however, that if any of the following items is applicable to the Shareholder, notification of the matters specified in such item shall be filed:

(1)	If the Shareholder has a statutory agent such as a person in parental authority or guardian, the name/corporate name and address of such statutory agent.

(2)	If the Shareholder is a corporation, the corporate name and address of the judicial person, and the title and name of its representative.

(3)	If the shares are jointly owned, the name/corporate name and address of a representative of the joint owners.

(4)

If the Shareholder resides outside of Japan, in addition to the name/corporate name and address of the Shareholder, the address in Japan at which such Shareholder shall receive notices or, if the Shareholder appoints a standing proxy in Japan, the name/corporate name and address of such standing proxy.

2.	A Shareholder shall file a notification of amendment, if there is any amendment to the matters mentioned in the preceding paragraph.

3.

The notifications or notifications of amendment described in Paragraphs 1 and 2 of this article shall be filed through the Securities Company and JASDEC. However, this shall not apply to the cases stipulated in Article 6, Paragraph 3.

Article 9. (Other Notifications)

1.

In addition to notifications set forth in the preceding article, a Shareholder submitting any notification to the Company shall do so through the Securities Company and JASDEC, or through the Securities Company, unless otherwise designated by the Company. However, this shall not apply to the cases stipulated in Article 6, Paragraph 3.

2.	Notifications which cannot be received or handled by the Securities Company shall be submitted to the Transfer Agent.

Article 10. (Application to Registered Pledgees)

The provisions in this Chapter shall be applied mutatis mutandis to registered pledgees of shares.

CHAPTER IV.

PURCHASE OF COMMON SHARES CONSTITUTING LESS THAN ONE UNIT

Article 11. (Request for Purchase of Shares)

In the event that a shareholder requests the Company for the purchase of common shares constituting less than one unit, such shareholder shall submit the request through the Securities Company and JASDEC in accordance with the provisions set forth by JASDEC.

Article 12. (Determination of Purchase Price)

If a purchase request is made for common shares constituting less than one unit, the purchase price of such shares shall be the amount obtained by multiplying the number of common shares requested to be purchased by the amount equivalent to the closing price of the common shares of the Company on the Tokyo Stock Exchange on the date on which the purchase request is received at the Handling Office of the Transfer Agent (“Date of Request”); provided, however, that if there is no sale and purchase transaction on the Tokyo Stock Exchange on the Date of Request or if the Date of Request falls on a holiday of the Tokyo Stock Exchange, the amount equivalent to the price at which the common shares of the Company are first traded on the trading day immediately following such date and thereafter shall be used.

Article 13. (Payment of Purchase Price)

Unless otherwise specified by the Company, the purchase price under the preceding article shall be paid by the Company to the applicant on the fourth business day of the Transfer Agent from the date immediately following the date on which the purchase price is determined and the purchase request is received at the Handling Office of the Transfer Agent.

Article 14. (Transfer of Shares Purchased)

The common shares constituting less than one unit for which the request for purchase is made shall be transferred to the transfer account of the Company on the date on which procedures for the payment of the purchase price as set forth in the preceding article have been completed.

CHAPTER V.

ENTRY OR RECORDING, ETC. IN REGISTER OF STOCK ACQUISITION RIGHTS

Article 15. (Entry or Recording, etc. in Register of Stock Acquisition Rights)

1.

Any request for (i) entry or recording in the register of the stock acquisition rights (the “Register of the Stock Acquisition Rights”), (ii) registration, transfer or cancellation of the right of the pledge in connection with the stock acquisition rights and (iii) representation or cancellation of the trust assets, shall be made to the Transfer Agent.

2.	In addition to the provisions set forth in the preceding paragraph, the handling of stock acquisition rights may be governed separately.

Article 16. (Matters and Methods of Notifications Required to the Holder of Stock Acquisition Rights)

The provisions in Articles 8 and 9 of these Regulations regarding matters and methods of notifications required shall be applied mutatis mutandis to the holders of the stock acquisition rights that are entered or recorded in the Register of the Stock Acquisition Rights; provided, however, unless as otherwise governed pursuant to Paragraph 2 of the preceding article, such notifications shall be made to the Transfer Agent.

CHAPTER VI.

PROCEDURES FOR EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 17. (Procedures for Exercise of Minority Shareholders’ Rights, etc.)

1.

Where minority shareholders’ rights and other rights as provided for in Article 147, Paragraph 4 of the Law Concerning Book-entry Transfer of Corporate Bonds, Stocks, etc. (the “Transfer Law”) are exercised directly to the Company, the exercising shareholder shall submit the request in writing bearing the name and seal of the shareholder, with an acceptance form (uketsuke hyou) of an Individual Shareholder Notice (kobetsu kabunushi tsuchi) (a notification set forth in Article 154, Paragraph 3 of the Transfer Law) delivered by the Securities Company attached. Non-Japanese citizens may provide a signature as a substitute for the name and seal.

2.	The provisions in Article 3, Paragraphs 3 and 4, Articles 4 and 5 shall be applied to the exercise of minority shareholders’ rights and other rights as described in the preceding paragraph.

CHAPTER VII.

FEES

Article 18. (Fees)

The fees for the handling of shares shall be free of charge; provided, however, that the fees payable by shareholders to the Securities Company or JASDEC shall be borne by the Shareholders.

SUPPLEMENTARY PROVISIONS

Article 1. (Amendment to Regulations)

Any amendment to these Regulations shall be made by a resolution of the meetings of the Board of Directors of the Company.

Article 2. (Effective Date)

These Regulations, as amended, shall become effective as of June 16, 2021.

(End of Document)